Exhibit 99.1

Vicor Corporation Reports Results for the Fourth Quarter Ended December 31, 2012

ANDOVER, MA -- (Marketwire - February 26, 2013) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the fourth quarter and year ended December 31, 2012.

Revenues for the fourth fiscal quarter ended December 31, 2012, decreased to $50,424,000, compared to $58,551,000 for the corresponding period a year ago, and decreased from $52,948,000 for the third quarter of 2012.

Gross margin decreased to $20,125,000 for the fourth quarter of 2012, compared to $24,491,000 for the corresponding period a year ago, and decreased from $22,953,000 for the third quarter of 2012. Gross margin, as a percentage of revenue, decreased to 39.9% for the fourth quarter of 2012 compared to 41.8% for the fourth quarter of 2011, and decreased on a sequential basis from 43.4% for the third quarter of 2012.

Net loss for the fourth quarter was ($4,814,000), or ($0.12) per share, compared to net income of $677,000, or $0.02 per diluted share, for the corresponding period a year ago and net income of $191,000, or $0.00 per diluted share, for the third quarter of 2012. Contributing to the net loss in the fourth quarter were non-cash charges for an impairment to goodwill related to the Company's subsidiary in Japan of $2,012,000, an increase in the Company's tax valuation allowance against certain deferred tax assets of $1,489,000, and an increase to inventory reserves of approximately $1,400,000 for potential excess and obsolete inventories, charged against cost of revenues. These charges were partially offset by a gain from litigation-related settlement, as Vicor settled its lawsuit against its insurance carriers, receiving a cash payment of $1,975,000 in October 2012.

Revenues for the year ended December 31, 2012, decreased by 13.6% to $218,507,000 from $252,968,000 for the corresponding period a year ago. Net loss for the year was ($4,077,000), or ($0.10) per share, compared to net income of $8,843,000 or $0.21 per diluted share, for the corresponding period a year ago.

Total backlog at the end of the fourth quarter was $31,405,000, compared to $54,234,000, at the end of 2011 and $42,880,000 at the end of the third quarter of 2012.

Commenting on the fourth quarter, Patrizio Vinciarelli, Chief Executive Officer, stated, "Our fourth quarter results reflect depressed bookings in the second half of 2012. Poor capacity utilization during the quarter caused our actual loss from operations to be larger than forecast, and substantial non-cash charges pushed our net loss to the level reported. Based upon a 27% decline in fourth quarter bookings and an anticipated partial recovery in first quarter bookings, we are expecting first quarter revenue and operating results to be sequentially lower than in the fourth quarter. We do not expect improved consolidated performance until the markets and applications on which we have traditionally focused strengthen and our new products and market initiatives build adequate momentum. We have confidence in these initiatives in part because of the high level of interest already established with key customers and applications and remain focused on executing our plan."

Depreciation and amortization for the fourth quarter of 2012 was approximately $2,553,000, and capital additions totaled $2,558,000. In 2012, depreciation and amortization was $10,423,000 and capital additions totaled $7,396,000, compared to $11,005,000 and $7,466,000, respectively, for 2011. Cash and cash equivalents increased by $12,646,000 to approximately $84,554,000 at the end of 2012 from $71,908,000 at the end of 2011. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases.

In February 2013, reflecting near term demand expectations, the Company undertook a reduction in force. The Company expects to record a pre-tax charge in the first quarter of 2013 of approximately $1,300,000 for the cost of severance and other employee-related costs, based on each employee's respective length of service.

On January 24, 2013, the Company announced the extension, until 5:00 p.m. (Eastern) on March 1, 2013, of its tender offer to repurchase shares of its Common Stock valued in aggregate up to $20 million. The tender offer has been made solely by the Offer to Purchase and the related Letter of Transmittal. Shareholders and investors are urged to read the Company's tender offer statement on Schedule TO filed with the U.S. Securities and Exchange Commission (SEC) in connection with the tender offer, which include exhibits, the Offer to Purchase and the related Letter of Transmittal. Each of these documents has been filed with the SEC, and investors may obtain them without charge from the SEC at its website (www.sec.gov) or from Georgeson Inc., the Information Agent for the tender offer, by calling (888) 605-7561.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, February 26, 2013 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-482-0024 at approximately 4:50 p.m. and use the Passcode 44670021. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through March 13, 2013. The replay dial-in number is 888-286-8010 and the Passcode is 17127574. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2011, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                      QUARTER ENDED          YEAR ENDED
                                       (Unaudited)           (Unaudited)

                                  ---------  ---------  ---------  ---------
                                   DEC 31,    DEC 31,    DEC 31,    DEC 31,
                                     2012       2011       2012       2011
                                  ---------  ---------  ---------  ---------

Net revenues                      $  50,424  $  58,551  $ 218,507  $ 252,968
Cost of revenues                     30,299     34,060    126,856    146,274
                                  ---------  ---------  ---------  ---------
  Gross margin                       20,125     24,491     91,651    106,694

Operating expenses:
  Sales & administration             14,405     13,767     55,655     54,041
  Research & development              9,937      9,516     38,744     38,967
  Impairment of goodwill              2,012          0      2,012          0
  Gain from litigation-related
   settlement                        (1,975)         0     (1,975)         0
                                  ---------  ---------  ---------  ---------
    Total operating expenses         24,379     23,283     94,436     93,008
                                  ---------  ---------  ---------  ---------

Income (loss) from operations        (4,254)     1,208     (2,785)    13,686

Other income (expense), net             (11)        (2)       194        346
                                  ---------  ---------  ---------  ---------

Income (loss) before income taxes    (4,265)     1,206     (2,591)    14,032

Provision for income taxes              398        445      1,207      4,723
                                  ---------  ---------  ---------  ---------

Consolidated net income (loss)       (4,663)       761     (3,798)     9,309

Less: Net income attributable to
 noncontrolling interest                151         84        279        466
                                  ---------  ---------  ---------  ---------

Net income (loss) attributable to
 Vicor Corporation                $  (4,814) $     677  $  (4,077) $   8,843
                                  =========  =========  =========  =========

Net income (loss) per share
 attributable to Vicor
 Corporation:
    Basic                         $   (0.12) $    0.02  $   (0.10) $    0.21
    Diluted                       $   (0.12) $    0.02  $   (0.10) $    0.21

Shares outstanding:
    Basic                            41,811     41,810     41,811     41,797
    Diluted                          41,811     41,826     41,811     41,856

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                     DEC 31,      DEC 31,
                                                       2012         2011
                                                   (Unaudited)  (Unaudited)
                                                   -----------  -----------
Assets

Current assets:
    Cash and cash equivalents                      $    84,554  $    71,908
    Accounts receivable, net                            27,165       31,410
    Inventories, net                                    29,955       35,752
    Deferred tax assets                                  1,776        2,176
    Other current assets                                 2,613        3,088
                                                   -----------  -----------
      Total current assets                             146,063      144,334

Long-term investments                                    6,736        9,585
Property and equipment, net                             44,092       47,241
Long-term deferred tax assets, net                       3,523        2,542
Other assets                                             2,167        4,439
                                                   -----------  -----------

                                                   $   202,581  $   208,141
                                                   ===========  ===========

Liabilities and Equity

Current liabilities:
    Accounts payable                               $     6,812  $     8,151
    Accrued compensation and benefits                    7,400        7,337
    Accrued expenses                                     2,233        2,846
    Income taxes payable                                   336          420
    Deferred revenue                                       784        1,194
                                                   -----------  -----------
      Total current liabilities                         17,565       19,948

Long-term deferred revenue                               1,549        2,124
Long-term income taxes payable                           1,494        1,359

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                      168,006      166,732
    Retained earnings                                  132,285      136,362
    Accumulated other comprehensive income (loss)         (112)        (322)
    Treasury stock                                    (121,827)    (121,827)
                                                   -----------  -----------
      Total Vicor Corporation stockholders' equity     178,352      180,945
  Noncontrolling interest                                3,621        3,765
                                                   -----------  -----------
    Total equity                                       181,973      184,710
                                                   -----------  -----------

                                                   $   202,581  $   208,141
                                                   ===========  ===========

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439